 Exhibit 99.1

February 24, 2017

Dear Summit Healthcare REIT, Inc. Shareholder:

We are pleased to provide you with a current update on Summit Healthcare REIT, Inc. (“we” or the “REIT” or “Summit”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of December 31, 2016, and if you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com.

Annual Report and Share Value on Form 10-K

We expect to file our annual report on Form 10-K for the year ending 2016 with the Securities and Exchange Commission (“SEC”) by March 31, 2017. The report will be available at that time on our website under the Investors tab, SEC filings. The share value or net asset value (“NAV”) for 2016 will not be available until the annual Form 10-K is filed.

Overview

2016 proved to be another positive year for Summit. With the addition of our second joint venture partner, Fantasia Holdings, we are continuing to successfully execute on our strategy to raise institutional third party capital to make acquisitions that we believe are accretive to shareholder value, while moving us closer to our goal of resuming shareholder distributions.

Our sole source of new capital since 2015 has been institutional equity raised through joint venture structures at the property level. We believe this is the most prudent strategy for growth for the following reasons:

•	We have not incurred the expense of organizational and offering costs, including brokerage commissions, that could amount to 15% or more of the actual capital raised through a registered public secondary offering;

•	We have not diluted our original shareholders’ holdings;

•	Additional revenue, in the form of fees, is earned from our joint venture partners, as opposed to paying fees to an advisor, broker or other third party in connection with that form of capital; and

•	Based on successful acquisitions, we earn a waterfall return on operating cash flow and sales proceeds.

Over the past four years, the REIT has acquired an interest in 30 senior housing properties across the country with an aggregate purchase price totaling approximately $250 million, and has disposed one property for a gain of approximately $2.6 million at closing. We currently own equity interests ranging from 10% to 100% in 29 properties.

We are excited about Summit’s future as we continue our focus on identifying senior housing acquisition opportunities that we believe will increase our cash flow and build value for our shareholders.

2016 Tax Forms

As in recent years, you will not receive an IRS Form 1099-DIV or any other IRS tax form from the REIT this year because we did not pay shareholder distributions. Please consult with your tax advisor if you have questions regarding your 2016 tax reporting.

Frequently Asked Questions

As we have mentioned in our previous update letters, we plan to continually address questions that are frequently asked by our shareholders and their representatives. Below are this quarter’s FAQs and our responses.

When will you start distributions again?

Distributions from the REIT were suspended effective December 31, 2010. Since then, the REIT has experienced a complete restructuring and repositioning, including the addition of a new executive management team and Board of Directors. It is the REIT’s intent to resume distributions once the Board determines that it is in the best interest of the shareholders to distribute cash flow from operations as opposed to reinvesting the cash in additional acquisitions in an effort to regain shareholder value and maximize future returns. Executive management and the Board continually analyze resuming distributions.

Why does my brokerage firm show a zero value for my Summit shares?

If your Summit investment is held in an IRA account or other custodial or brokerage account, your statement may report the value as zero or N/A. This is due to a 2016 amendment to FINRA rules that provides for a specific methodology for calculating share value that would require an independent third-party valuation expert to perform costly appraisals on all of the properties in which Summit holds an interest. We are not subject to these FINRA rules and believe that this process would be very expensive, time consuming and an irresponsible use of the REIT’s funds, as we believe that the methodology we use to calculate NAV as reported on our Form 10-K employs reasonable assumptions and conforms to standard industry practice.

Please review all of our filings with the SEC for more information. If you have any questions, please contact your financial advisor, our investor services and transfer agent team at ACS Securities Services at (888) 522-1771, or our Director of Communications, Vince Finnegan, at (949) 648-4620. As always, thank you for your continued confidence and support.

Sincerely,

Elizabeth A. Pagliarini

Chief Financial Officer

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2015, and quarterly reports for the periods ended March 31, 2016, June 30, 2016, and September 30, 2016. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.